Appendix A to
Centerspace Code of Conduct

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

(Adopted by the Board of Trustees of Centerspace on
January 14, 2004, and last amended on February 18, 2025

This Code of Ethics for Senior Financial Officers applies to the applicable Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers performing similar functions who have been identified by the Chief Executive Officer (collectively, the “Senior Financial Officers”). This Code of Ethics is intended to supplement the Centerspace (the “Company”) Code of Conduct.

Each Senior Financial Officer, in addition to being bound by all provisions of the Centerspace Code of Conduct, is subject to the following standards:

Honest and Ethical Conduct

Senior Financial Officers will exhibit and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships (for example, a conflict between what is in the best interests of the Company and what could result in material personal gain for a Senior Financial Officer). In the event that a Senior Financial Officer becomes aware of any such conflict, he or she should promptly report the same to the Company’s General Counsel and the Chair of the Audit Committee of the Company’s Board of Trustees.

Financial Records and Periodic Reporting

The Chief Executive Officer and all Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and other regulators, and in other public communications made by the Company. Accordingly, it is the responsibility of Senior Financial Officers promptly to bring to the attention of the General Counsel or the Chief Executive Officer any material information of which he or she may be aware that affects the disclosures made by the Company in such filings and communications.

Compliance with Applicable Laws, Rules and Regulations

Senior Financial Officers will comply with all applicable laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies in the conduct of the Company’s business and the Company’s financial reporting. Senior Financial Officers will promptly report and correct any identified deviations from applicable federal, state or local law, rule or regulation.

Reporting of Violations and Enforcement of the Code of Ethics

Senior Financial Officers will promptly report to the General Counsel and/or the Chief Executive Officer and to the Chair of the Audit Committee of the Company’s Board of Trustees (i) any violation or suspected violation of this Code of Ethics; (ii) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls; or (c) other matters which could compromise the integrity of the Company’s financial statements. The Senior Financial Officers must identify to the Company’s Independent Registered Public Accountant any material weaknesses in internal controls. Senior Financial Officers will be held accountable for their adherence to this Code of Ethics.

The Audit Committee of the Board of Trustees shall consider any requested waivers of this Code of Ethics and any amendments to this Code, and all such waivers or amendments shall be disclosed promptly as required by law.

Violations

In the event that the Audit Committee confirms that a violation of this Code of Ethics has occurred, the Board of Trustees shall determine any appropriate disciplinary and remedial actions. Such actions shall be designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and written notice to the Senior Financial Officer involved shall be sent upon any determination by the Board of Trustees that there has been a violation. In determining what disciplinary action is appropriate in a particular case, the Board of Trustees shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the officer in question had been advised prior to the violation as to the proper course of action and whether or not the officer in question had committed other violations in the past. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties.

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